SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

Bow Street LLC

Bow Street Special Opportunities Fund XV, LP

A. Akiva Katz

Howard Shainker

Alan R. Batkin

Frederic Cumenal

MaryAnne Gilmartin

Nori Gerardo Lietz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOW STREET CALLS ON MACK-CALI TO DEFINE MANDATE OF STRATEGIC REVIEW COMMITTEE BY JUNE 3

Sends Open Letter to Mack-Cali Shareholders Outlining Requirements to Ensure

Strategic Review Committee’s Success

Urges Mack-Cali Shareholders to VOTE the GOLD Proxy Card FOR the Election of Bow Street’s Four Highly-Qualified, Independent Director Nominees

NEW YORK – May 31, 2019 – Bow Street LLC ("Bow Street"), a New York-based investment firm that beneficially owns approximately 4.5% of the outstanding shares of common stock of Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI), is today calling on the Mack-Cali Board of Directors (the “Board”) to clearly define the mandate of its Strategic Review Committee by June 3rd, 2019. In conjunction with this request, Bow Street is sending an open letter to Mack-Cali shareholders outlining the terms under which the Strategic Review Committee must be established in order to determine the best path forward for Mack-Cali and its shareholders.

The full text of the letter is below.

Dear Fellow Mack-Cali Shareholders:

It is clear to us that only significant structural change will unlock shareholder value at Mack-Cali.

We are therefore pleased that in response to shareholder pressure, after weeks of rejecting calls to explore strategic alternatives, the Company announced a Strategic Review Committee, comprised of independent directors, to consider all opportunities for maximizing shareholder value, including a sale of the Company.

Furthermore, we are pleased that the Company recognizes the significant value of adding two of Bow Street’s highly-qualified, independent director nominees – MaryAnne Gilmartin and Frederic Cumenal – to its Board. We believe the fresh perspectives, skillsets and independent oversight that Ms. Gilmartin and Mr. Cumenal bring to the Boardroom will ensure that the Board evaluates all solutions to address Mack-Cali’s structural issues in creating value for shareholders.

However, we strongly believe that an effective Strategic Review Committee must be equipped with the resources and mandate to determine the best path forward for Mack-Cali and its shareholders.

To ensure the Strategic Review Committee is more than mere window dressing and has the ability to succeed, we urge the Company to publicly commit to the following terms by June 3rd, 2019:

1.	Appoint both of Bow Street’s independent director nominees – Ms. Gilmartin and Mr. Cumenal – to the Strategic Review Committee;

2.	Limit the Strategic Review Committee to four independent directors;

3.	Empower the Strategic Review Committee to engage an investment bank or other advisors it deems best suited to determine the value that could be received in a strategic transaction as compared to the value of the Company on a standalone basis;

4.	Announce that the Strategic Review Committee is open and willing to receive any and all proposals to maximize shareholder value, as the ultimate value-maximizing transaction may be a combination of proposals from prospective acquirers; and

5.	Upon completion of the review, release the Strategic Review Committee’s conclusions so that shareholders – as the true owners of Mack-Cali – are apprised of the strategic direction of our Company.

If the Strategic Review Committee is established along these terms, we believe that Mack-Cali shareholders will finally have the opportunity to realize the value of their investment.

We strongly encourage all Mack-Cali shareholders to join us in holding Mack-Cali and its Board accountable to the highest principles of governance and independence.

Respectfully,

Akiva Katz	Howard Shainker
Managing Partner	Managing Partner

Bow Street encourages all Mack-Cali shareholders to visit http://bowstreetllc.com/mack-cali/ to review additional information about THE CASE FOR CHANGE AT MACK-CALI.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 800-5182

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any White proxy card that you may receive from Mack-Cali. Returning a White proxy card – even if you “withhold” on the Company's nominees –will revoke any vote you had previously submitted on Bow Street’s GOLD proxy card.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833

Important Information

Bow Street LLC ("Bow Street"), A. Akiva Katz, Howard Shainker, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, and Nori Gerardo Lietz (collectively, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of Mack-Cali Realty Corporation (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Innisfree M&A Incorporated.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Bow Street with the SEC on May 1, 2019. This document is available free of charge from the sources indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Bow Street disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.